AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                        HEALTH OUTCOMES MANAGEMENT, INC.


         Health Outcomes Management, Inc., by resolution of its Board of Directors adopted on September 11, 1995 and by resolution of its sole shareholder adopted on September 11, 1995, hereby amends its Articles of Incorporation, as amended (the "Articles"), to change the name of the corporation as set forth herein effective September 11, 1995 (the "Effective Date").

         Accordingly, and in furtherance of the foregoing, Article I of the Articles is hereby amended and restated in its entirety as follows:

                                    ARTICLE I

         The name of the corporation shall be HO Management, Inc.


         Except as specifically amended, as set forth above, the Articles are unchanged.

Dated:  September 11, 1995



                                   DATA MED CLINICAL SUPPORT SERVICES, INC.


                                        By: /s/ William A. Peter, Jr.
                                                William A. Peter, Jr.
                                                President and CEO

                                                       and

                                        By: /s/ Russell Jackson
                                                Russell Jackson
                                                Secretary